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                                  NEWS RELEASE

     LOVELAND, COLORADO, SEPTEMBER 11, 1995 (NASDAQ-HACH) Hach Company announced today that its Board of Directors has unanimously rejected Lawter International's unsolicited merger proposal to acquire all Hach Company shares not owned by Lawter for $21.00 per share. In declining Lawter's proposal, Hach's Board noted that the Hach family controls approximately 42% of the Company's outstanding shares and that, as a practical matter, any transaction would require the support of the family shareholders.

     Mrs. Kathryn Hach-Darrow, Hach's Chairman, stated: "After careful consideration, Hach's Board of Directors has concluded Hach is not for sale.
We believe that the interests of the Company's shareholders, employees and customers will be best served by the Company remaining independent and pursuing its long term strategy for growth."

     Hach Company is a leading manufacturer and distributor of laboratory instruments, process analyzers, test kits and analytical reagents which are used to analyze the chemical content and other properties of water and other aqueous solutions.










CONTACT:  Gary R. Dreher
          Vice President and Chief Financial Officer
          303-669-3050 Ext 2241


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